UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2007

SPAR Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27824	33-0684451
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

555 White Plains Road, Suite 250, Tarrytown, New York	10591

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 332-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Resignation of Robert G. Brown as Chief Executive Officer and President and appointment of Gary S. Raymond as Chief Executive Officer, President and Director

On May 31, 2007, SPAR Group, Inc., the registrant (“SGRP” or the “Corporation”), issued a press release reporting the resignation of Robert G. Brown as Chief Executive Officer and President of SGRP, and the appointment of Gary S. Raymond as Chief Executive Officer, President and a director of SGRP, each effective as of July 9, 2007, which press release is attached to this Current Report on Form 8-K (the “Report”) as Exhibit 99.1 and is incorporated herein by reference. Concurrently, Mr. Raymond also will become, and Mr. Brown will step down as, Chief Executive Officer of each of SGRP’s U.S. and Canadian subsidiaries.

The Board of Directors (the “Board”) of SGRP, together with its Compensation Committee and Governance Committee, acted unanimously by joint written consent dated as of May 30, 2007, to appoint Mr. Raymond to those positions with SGRP and its subsidiaries (collectively, the “Company”), effective as of July 9, 2007. In their consent, the Governance Committee recommended and the Board approved an increase in the size of the Board from seven to eight directors, and the appointment of Mr. Raymond to serve as a director to fill the vacancy created by the increase in Board size, also effective July 9, 2007. If then a candidate, Mr. Raymond would first face an election by the stockholders of SGRP at their 2008 annual meeting.

Robert G. Brown, currently the Chairman, Chief Executive Officer and President of SGRP has tendered his resignation as Chief Executive Officer and President of the Corporation and each of its U.S. and Canadian subsidiaries, effective upon the commencement of Mr. Raymond’s term as Chief Executive Officer and President. However, Mr. Brown will continue to be Chairman of SGRP, which also is an executive position as provided in SGRP’s By-Laws.

Mr. Raymond, 48, has over twenty years of experience serving the retailer industry. He previously served in senior management capacities at Proctor & Gamble, The Gillette Company, Duracell, The White Rain Company and Revlon. . From 2002 to 2006, Mr. Raymond was general manager of Gillette’s Duracell North America operations, overseeing sales, marketing and forecasting for all Duracell brands. From 2000 to 2001, he served as President of Diamond Products, where he created The White Rain Company to develop national hair care brands and products. From 1999 to 2000, he served as Senior Vice President, Customer Development for Revlon. Prior to that, for over seventeen years Mr. Raymond held various positions with the Duracell Company, culminating with his position as Vice President Sales, Account Development in 1998.

Mr. Raymond will receive an annual salary of $200,000 and will be granted options to purchase 100,000 shares of SGRP Common Stock pursuant to the Corporation’s 2000 Stock Option Plan as of the date of his commencement of employment. Mr. Raymond will have an incentive bonus plan for 2007 consisting of potential cash and stock options based on achieving specific goals related to the Corporation’s EBITDA, stock price and international revenue, as well as overall performance based on a review of his contribution to the Corporation by the Chairman and the Board. Mr. Raymond also will be entitled to participate in the Corporation’s 401(k), medical, dental, vision, life insurance and disability plans, effective the first of the month following 30 days of employment with SGRP, and generally will have vacation, personal, holiday and sick time in accordance with the Corporation’s personnel policies.

There are no family relationships between Mr. Raymond and any of the Corporation’s other directors or executive officers. There is no arrangement or understanding between either Mr. Raymond and any other person pursuant to which he was selected as a director, nor is the Corporation aware, after inquiry of Mr. Raymond, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.

Compensatory Arrangements of Certain Officers

Robert G. Brown and William H. Bartels
In light of the recent losses of SGRP, by their letters to the Corporation dated June 4, 2007, Mr. Robert G. Brown and Mr. William H. Bartels (the Chairman and Vice Chairman, respectively, and named executive officers of the Corporation) have agreed to reduce each of their salaries from $187,272 to $37,150 per year for 2007, effective June 4, 2007, and retroactive to January 1, 2007.

Charles Cimitile
SGRP has entered into a separate Change in Control Severance Agreement dated as of June 4, 2007 (a “CICSA”), with Charles Cimitile. The CICSA provides that Mr. Cimitile will receive a lump sum severance payment if both (1) a “Change in Control” occurs (which includes certain changes in ownership, the hiring of a new Chairman or Chief Executive Officer who was not an executive on the date of the CICSA, and SGRP ceasing to be a reporting company under the Securities Exchange Act of 1934), and (2) within the “Protected Period” the executive either resigns for “Good Reason” (such as an adverse change in duties or compensation, as well as SGRP ceasing to be a reporting company under the Securities Exchange Act of 1934) or is terminated other than in a “Termination For Cause” (as such terms are defined in the applicable CICSA). The Protected Period is equal to the greater of 36 months from the date of the CICSA or 24 months from the then most recent Change in Control. The payment is equal to the sum of (i) Mr. Cimitile’s monthly salary times the number of remaining months in the Protected Period following such resignation or termination, plus (ii) the maximum bonus if any that would have been paid to such employee for any bonus plan then in effect (not to exceed 25% of the employee’s annual salary).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Change in Control Severance Agreement between Charles Cimitile and SPAR Group, Inc., dated as of June 4, 2007 (filed herewith).

99.1	Press Release of the Registrant dated May 31, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPAR GROUP, INC.

Date: June 4, 2007	By:	/s/ Charles Cimitile

Charles Cimitile
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Change in Control Severance Agreement between Charles Cimitile and SPAR Group, Inc., dated as of June 4, 2007 (filed herewith).
99.1	Press Release of the Registrant dated May 31, 2007.